Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Vitamin Shoppe Industries Inc.

VS Direct Inc.

Vitamin Shoppe Mariner Inc.

Vitamin Shoppe Global Inc.

Vitapath Canada Limited